Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of International Bancshares Corporation of our reports dated February 28, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting for the year ended December 31, 2007, which appear in the Annual Report on Form 10-K of International Bancshares Corporation for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey & Pullen LLP
Dallas, Texas
January 21, 2009